UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2017

CONNECTURE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36778	58-2488736
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

18500 West Corporate Drive, Suite 250

Brookfield, WI 53045

(Address of principal executive offices, including zip code)

(262) 432-8282

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 30, 2017, Connecture, Inc., a Delaware corporation (the “Company”), received a letter from The Nasdaq Stock Market (“Nasdaq”) indicating that, based upon the closing bid price of the Company’s common stock for the last 30 consecutive business days, the Company no longer meets the continued listing requirement of maintaining a minimum bid price of $1 per share, as set forth in Nasdaq Listing Rule 5450(a)(1).  As provided in the Nasdaq rules, the Company has 180 calendar days, or until November 27, 2017, to regain compliance with the continued listing standard. In order to regain compliance, the closing bid price of the Company’s common stock on The Nasdaq Global Market must be at least $1 per share for a minimum of ten consecutive business days during this 180-day period.

The May 30, 2017 letter is in addition to the letter that the Company received from Nasdaq on May 4, 2017, stating that for the previous 30 consecutive business days the Company had not met The Nasdaq Global Market’s $15 million minimum market value of publicly held shares continued listing standard, as required by Nasdaq Listing Rule 5450(b)(2)(C), which letter was previously disclosed by the Company in a Current Report on Form 8-K filed on May 5, 2017.  The Company has until October 31, 2017 to regain compliance with the minimum market value of publicly held shares continued listing standard.

If the Company fails to regain compliance with both of the continued listing standards noted above during the applicable compliance periods, the Company’s common stock will be subject to delisting by Nasdaq. The deficiency notices have no immediate effect on the listing of the Company’s common stock on The Nasdaq Global Market under the symbol “CNXR.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONNECTURE, INC.

Date: June 2, 2017	/s/ Vincent E. Estrada
Vincent E. Estrada Chief Financial Officer